EXHIBIT 99.1

                          IMPORTANT NOTICE TO
                       DIRECTORS AND OFFICERS OF
                      FLORIDA ROCK INDUSTRIES, INC.

               Prohibited Trading During Blackout Period of
             The Florida Rock Industries, Inc. Profit Sharing
                     and Deferred Earnings Plan and
      The Arundel Corporation Profit Sharing Plan and Savings Plan

November 5, 2007

1. Under the Sarbanes-Oxley Act of 2002, Section 306(a), a "director" or "executive officer" of an "issuer" of any equity security, who has acquired such an equity security in connection with his or her service or employment as a director or an executive officer, may not directly or indirectly purchase, sell, or otherwise acquire or transfer such equity security during any "blackout period" applicable to such equity security. Florida Rock Industries, Inc. ("Florida Rock") is an "issuer," so Florida Rock and its directors and executive officers are subject to Section 306(a).

2. This notice applies to you and your immediate family members if you are a director or executive officer of Florida Rock under the following definitions:

   * The term "director" includes those who are management employees of Florida Rock, and those whose responsibilities or privileges with respect to Florida Rock constitute a significant policy-making role with Florida Rock.

   * An "executive officer" means the president, the principal executive officers, the principal financial officers, the principal accounting officers and any vice-president in charge of a principal business unit, division or function of Florida Rock.

3. The following plans ("Plan" or "Plans") sponsored by Florida Rock will be affected by the anticipated closing of the merger between Florida Rock and Vulcan Materials Company:

   * Florida Rock Industries, Inc. Profit Sharing and Deferred Earnings
     Plan

   * The Arundel Corporation Profit Sharing and Savings Plan

4. Due to the anticipated closing of the merger between Florida Rock and Vulcan Materials Company, investments in and trading of Florida Rock common stock will be temporarily suspended. This period, during which participants will be unable to exercise these rights otherwise available under the Plan, is called a "blackout period." This blackout period is separate from any restrictions which may be imposed under Florida Rock's Securities Trading Policy which prohibits trading in Florida Rock

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   securities by certain persons while they may be in
   possession of material, non-public information.

5. The blackout period for each Plan is expected to begin on November 9, 2007 at 12:00 o'clock midnight Eastern Standard Time and end on November 30, 2007 at 12:00 o'clock midnight Eastern Standard Time. You will be notified if the blackout dates change.

6. During the blackout period for each Plan, you will be unable to directly or indirectly purchase, sell, or otherwise acquire or transfer any equity security of Florida Rock that you acquired in connection with your service or employment as a director or executive officer of Florida Rock.

7. Any equity securities of Florida Rock sold or otherwise transferred during a blackout period by a director or an executive officer of Florida Rock will be considered to have been "acquired in connection with service or employment as a director or executive officer" to the extent that the director or executive officer owned such securities at the time of the transaction, unless he or she establishes otherwise. To establish this defense, a director or executive officer must specifically identify the origin of the equity securities in question, which must not be any of the following:

   * At a time when he or she was a director or executive officer, under a compensatory plan, contract, authorization or arrangement, including, but not limited to, an option, warrants or rights plan; a pension, retirement or deferred compensation plan; or a bonus, incentive or profit-sharing plan, including a compensatory plan, contract, authorization or arrangement with a parent, subsidiary or affiliate;

   * At a time when he or she was a director or executive officer, as directors' qualifying shares or other securities that he or she must hold to satisfy minimum ownership requirements or guidelines for directors or executive officers;

   * Prior to becoming, or while, a director or executive officer where the equity security was acquired as a direct or indirect inducement to service or employment as a director or executive officer; or

   * Prior to becoming, or while, a director or executive officer where the equity security was received as a result of a business combination in respect of an equity security of an entity involved in the business combination that he or she had acquired in connection with service or employment as a director or executive officer of such entity.

8. The "equity securities" of Florida Rock that are subject to this trading prohibition include:

   * Any stock or derivative security;

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   * Any certificate of interest or participation in any profit sharing agreement;

   * Any security convertible into Florida Rock common stock;

   * Any warrant or right to subscribe to or purchase such security;
     or

   * Any put, call, straddle or any other option or privilege of buying such a security from or selling such security to another without being bound to do so.

   As an investment alternative under the Plans designated in this notice as well as any other plan, Florida Rock common stock is subject to the blackout period.

9. If you have any questions concerning this notice, you should contact:

                                    Michael P. Oates
                                    Vice President - Human Resources
                                    Florida Rock Industries, Inc.
                                    155 East 21st Street
                                    Jacksonville, Florida  32206
                                    (904) 355-1781


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